Mail Stop 4561
      April 19, 2006

Mr. Wayne I. Danson
President
Advanced Communications Technologies, Inc.
420 Lexington Avenue
New York, NY 10170

	Re:	Advanced Communications Technologies, Inc.
		Form 10-K for the Fiscal Year Ended June 30, 2005
		Form 10-Q for the Three Months Ended September 30, 2005
		File No. 0-30486

Dear Mr. Danson:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




								Sincerely,


								Jorge Bonilla
Senior Staff Accountant